Exhibit 99.1

The Crypto Company Enters Agreement to Eliminate Nearly $4 Million in Legacy Convertible Debt Through Strategic Restructuring With AJB Capital Investments

FOR IMMEDIATE RELEASE

MALIBU, CA / ACCESS Newswire / December 3, 2025 / The Crypto Company (OTCID:CRCW) (“TCC”), a public company focused on digital-asset infrastructure, Web3, and AI initiatives, today announced that it has entered into a comprehensive restructuring agreement with its long-time financing partner, AJB Capital Investments LLC, with the intent of removing approximately $4 million of legacy convertible debt from its balance sheet.

“By entering this transaction, the Company intends to substantially strengthen its capital structure, reducing dilution-related overhang, and significantly improve flexibility for future financing and strategic transactions,” said Ron Levy, CEO of The Crypto Company.

Levy continued, “The agreement represents a major step forward in the Company’s long-term financial positioning and reflects AJB’s continued alignment with The Crypto Company’s growth strategy and operational trajectory.”

“AJB supported this Company at a time when access to capital across the digital-asset industry was extremely limited. This restructuring, once closed, will mark an important chapter in our capital structure and will give us a far cleaner runway to execute our long-term strategy. We are deeply appreciative of AJB’s role in getting the Company to this point.”

With the anticipated removal of the legacy convertible instruments, The Crypto Company will be able to operate with a cleaner capital structure that better supports its ongoing operations. TCC intends to focus on long-term growth initiatives to build and acquire new businesses that support the needed infrastructure for the growth of digital assets. An industry that, according to the World Economic Forum, is anticipated to grow by trillions of dollars over the next few years.

About The Crypto Company

The Crypto Company (OTCID:CRCW) is a publicly traded company operating at the intersection of traditional and decentralized finance. TCC operates, builds, acquires, and invests in businesses across crypto, blockchain, AI, and emerging technologies to drive adoption at scale. Through an active Digital Asset Treasury (DAT), TCC holds tokens which it believes represent both financial and strategic value to the Company and its subsidiaries.

Learn more about TCC at: https://www.thecryptocompany.com/